EXHIBIT 5.1



                                 JAMES R. LEONE
                                 Attorney at Law
                                  P.O. Box 755
                         New Smyrna Beach, FL 32170-0755
                                  3188 Oak Lane
                               Edgewater, FL 32132

                            Telephone (386) 478-1743
                               Fax (386) 478-1744
                              Mobile (407) 701-8550

                        E-mail: jrleoneattorney@yahoo.com

                                 April 11, 2002

ALFA UTILITY SERVICES, INC.
396 Chrislea Road
Woodbridge, Ontario L4L 8A8
CANADA
Phone (905) 850-2220
Fax (905) 850-9152

RE:      Alfa Utility Services, Inc.
         Registration Statement on Form SB-2, Filed In April 2002
         Legal Opinion On Legality Of Stock, With Consent To Filing Of Opinion

Gentlemen:

MY ACTIVITIES AS LEGAL COUNSEL FOR THE COMPANY.

         I have acted as legal counsel to Alfa Utility Services, Inc. (the "COMPANY"). I have provided legal services in connection with the Company's proposed distribution of 500,000 shares of the Company's $.001 par value Common Stock (the "COMMON STOCK"). The Common Stock is more particularly described in the Prospectus in the Registration Statement on Form SB-2 (the "REGISTRATION STATEMENT"), filed in April 2002 by the Company under the Securities Act of 1933, as amended. In such capacity, I have examined the corporate records of the Company, including its Restated Certificate of Incorporation, Bylaws, and Consents of Directors and Shareholders. I also have examined and participated in the preparation of the Registration Statement.




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MY OPINION RELATING TO THE SECURITIES OFFERING.

         Based upon the foregoing activities and examinations I am giving you this opinion letter, and you as the addressee of this opinion may rely on my opinion that:

1. VALID CORPORATION. The Company is duly incorporated and existing under the laws of Delaware.

2. AUTHORIZED STOCK. The Company has authorized 50,000,000 shares of Common Stock, $.001 par value.

3. VALIDITY AND NON-ASSESSABILITY OF STOCK BEING SOLD. The 500,000 shares of Common Stock being sold, when issued upon receipt of the consideration therefor (equaling or exceeding its par value) and satisfaction of any other conditions (including compliance with federal and state securities laws), will be duly authorized and issued, fully paid and non assessable.

SCOPE OF OPINION.

         This opinion letter sets forth my professional opinion as to the most probable finding by a Court or other authority on the legal issues opined on, based on the facts and law stated. It is not an insurance like guarantee against, nor an indemnification or defense undertaking as to, legal proceedings or damages which may result in the event that a legal authority determines the legal issues differently.

CONSENT TO USE OF OPINION AND TO REFERENCES IN PROSPECTUS.
----------------------------------------------------------

         I consent to the filing of this opinion to you with the U.S. Securities and Exchange Commission as an Exhibit to the Registration Statement, as may be amended, and with any state or self regulatory agencies for qualification or registration for sale. I also consent to the reference to me under the caption "Legal Matters" in the Prospectus contained in the Registration Statement, as may be amended.


                                                              Very truly yours,


                                                              /S/ JAMES R. LEONE
                                                              ------------------
                                                              JAMES R. LEONE



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